EXHIBIT 99.1
PRESS RELEASE

        BRILLIANT DIGITAL ENTERTAINMENT RECEIVES NOTICE OF DELISTING FROM
                             AMERICAN STOCK EXCHANGE

WOODLAND HILLS, Calif.--February 17, 2004--Brilliant Digital Entertainment, Inc. (AMEX: BDE) announced today that it has been informed by the American Stock Exchange (AMEX) that the company's appeal to maintain its listing on AMEX has been denied by the Listing Qualifications Panel of the AMEX Committee on Securities, and as such it does not meet AMEX's standards for continued listing. Brilliant's shares are expected to be suspended from trading on AMEX as soon as practicable, and it is also expected that AMEX will seek removal of Brilliant's common stock from listing and registration with AMEX.

Brilliant believes its common stock is eligible to trade on the OTC Bulletin Board (OTCBB), and will seek to have its common stock quoted on the OTCBB following delisting from AMEX.

The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter equity securities. OTCBB securities are traded by a community of registered market makers that enter quotes and trade reports through a computer network. Information regarding the OTCBB, including stock quotes, can be found at www.otcbb.com. Investors should contact their broker for further information about executing trades in Brilliant's common stock on the OTCBB.

"This decision by AMEX and the move to the OTCBB does not change our plans in any way and will not affect our day to day operations. We remain focused on generating profitable business for the company," stated Kevin Bermeister, Chief Executive Officer of BDE.

About Brilliant Digital Entertainment

Brilliant Digital Entertainment, Inc. is the parent company of Altnet inc. and a developer of 3D rich media advertising and content creation technologies for the Internet. The b3d rich media format is used to produce entertainment, advertising and music content for consumers distributed over the Internet. Find out more at www.brilliantdigital.com.

About Altnet

Altnet is the leading peer-to-peer distributor of secure digital media that originates from content owners. Altnet reaches an estimated 100 million users and is the largest issuer of rights managed rich media content licenses in the world. Altnet's products integrate with websites, applications, and peer-to-peer networks to allow Internet users to simply and easily locate, download, preview and purchase digital content. Altnet is a subsidiary of Brilliant Digital Entertainment, Inc.


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Information about Forward Looking Statements

Statements in this news release that relate to (i) Brilliant's belief that its common stock will be eligible for quotation on the OTC Bulletin Board when its shares are removed from AMEX, and (ii) other projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Actual results may differ materially due to a variety of factors, including those factors set forth in Brilliant's most recently filed Form 10-KSB and Form 10-QSB reports which are available from Brilliant Digital Entertainment's Investor Relations department and may be obtained by calling or writing to Robin Gore, at 818-615-1500 X528 or rgore@bde3d.com.

--------------------------------------------------------------------------------
Contact:
     Brilliant Digital Entertainment, Inc.
     Robin Gore, 818-615-1500 Ext. 528
     rgore@bde3d.com
     press@bde3d.com (Editorial Contact)